SUB-ITEM 77D

                          MFS VARIABLE INSURANCE TRUST

This document is hereby incorporated to this N-SAR filing by reference: Each of the following series (outlined below) within this Trust have made material changes in the prospectus and statement of additional information with respect to investment policy as incorporated by reference to Registrant's Post-Effective Amendment No. 14 (File Nos. 33-74668 and 811-8326) as filed with the SEC via EDGAR on February 11, 2000.

o    MFS  Emerging  Growth  Series  (VEG)  -  added  disclosure   permitting  an
     investment percentage limitation of 25% in foreign securities (including emerging markets).

o MFS Capital Opportunities Series (VVS) - added disclosure for active or frequent trading. o MFS Total Return Series (VTR) - added disclosure for investing in foreign securities.

o MFS Utilities Series (VUF) - added disclosure for active or frequent trading, investing in junk bonds and emerging markets. o MFS High Income Series (VHI) - added disclosure for active or frequent trading. o MFS Global Governments Series
(VWG) - added disclosure for active or frequent trading. o MFS Bond Series (VFB)
- added disclosure for investing in foreign securities and for active or frequent trading. o MFS Money Market Series (VMM) - added disclosure for investing in municipal securities. o MFS New Discovery Series (VND) - added disclosure for investing in short sales and for active or frequent trading.